Exhibit 10.1

April 23, 2013

Mr. Timothy D. Poor

1810 Pineview Drive

Verona, Wisconsin 53593

Dear Tim:

As you know from your discussions with Jim Maguire, since your employment as Executive Vice President, Windtec Solutions for AMSC terminated on December 31, 2012, AMSC has experienced additional employee departures in its business. This has resulted in our need for a temporary, part-time employee with your AMSC knowledge and industry expertise to provide strategic advisory and consulting services to Jim Maguire until June 30, 2013. For clarification, these strategic advisory and consulting services are not within the scope of Section 9 of the severance agreement between you and AMSC you executed on February 14, 2013 (the “Severance Agreement”). You have agreed to provide these services as a part-time temporary employee from April 24, 2013 until June 30, 2013 (the “End Date”). We have agreed that you will work no more than 20 hours per week without authorization from Jim Maguire and 200 hours in total.

The details of this employment arrangement are as follows:

Pay rate:	$150.00 per hour, paid less taxes and withholdings
Pay Schedule:	Bi-weekly
Manager:	Jim Maguire
Employee Status:	Part-time temporary employee

Even though this assignment is temporary and will conclude by the End Date, your employment remains at-will whereby both you and AMSC maintain the right to terminate this relationship at any time and for any reason prior to the End Date.

You are eligible to participate in AMSC’s 401(k) plan and Employee Stock Purchase Plan. You will not be eligible to participate in any other corporate benefits plan and agree that you will not accrue any vacation time.

If you will accept this temporary assignment, please sign below and return to me by Wednesday, April 24, 2013. By your signature, you acknowledge and agree that you are not subject to any restrictions that would prohibit you from performing your responsibilities as contemplated herein. You further agree to execute on or before the date this assignment commences AMSC’s standard Employee Nondisclosure and Developments Agreement. Finally, this is a free-standing and separate agreement and nothing herein shall modify, replace or supersede your agreement and obligations pursuant to the Severance Agreement.

Please let me know if you have any questions regarding any of the above information.

Yours truly,

/s/ Stephanie Brownlie

Stephanie Brownlie

Accepted and agreed:	/s/ Timothy D. Poor	4/24/13
	Timothy D. Poor	Date